HomeStreet Reports Year End and Fourth Quarter 2020 Results
Fourth Quarter 2020

Fully diluted EPS $1.25 Core EPS $1.47	ROE: 15.3% ROTCE Core: 19.0%	BV per share $32.93 TBV per share $31.42
Full Year 2020

Fully diluted EPS $3.47 Core EPS $3.85	ROE: 11.3% ROTCE Core 13.4%

SEATTLE –January 25, 2021 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter and year ended December 31, 2020. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“HomeStreet reported strong results in the fourth quarter of 2020, concluding a year in which, notwithstanding the challenges of the global pandemic, we benefited from our diversified business model, conservatively underwritten loan portfolio and the steadfast commitment of our employees," said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “ During the fourth quarter, our net interest margin once again increased as a result of improvement in our funding costs, we continued to benefit from high loan volume and profitability in our single-family mortgage banking business, and we had record origination volumes of commercial real estate loans and higher volumes of commercial real estate loan sales. These increased revenues along with the benefits of our efficiency and profitability improvement project initiated in 2019 resulted in meaningful improvement in our profitability and efficiency. We anticipate the successful implementation of our strategic and efficiency initiatives, our ongoing efforts to improve the composition of our funding and cost and our efficient capital management will have an enduring impact on our profitability and efficiency though the economic cycle. Specifically, we believe we have the opportunity to continue to grow earnings through the normalization of the single family mortgage market.”

Fourth Quarter Operating Results
                   Fourth quarter 2020 compared to third quarter 2020
Reported Results:
•Net income: $27.6 million compared with $26.3 million
•Earnings per fully diluted share: $1.25 compared to $1.15
•Net interest margin: 3.26%, compared to 3.20%
•Return on average assets: 1.47% compared to 1.40%

Core Results:
•Net income: $32.4 million compared with $28.2 million
•Earnings per fully diluted share: $1.47 compared to $1.23
•Return on average assets: 1.73% compared to 1.50%
•Pre-provision income before taxes: $41.4 million compared to $36.1 million
•Efficiency ratio: 56.1% compared to 59.9%

Full Year Operating Results
                                              2020 compared to 2019
Reported Results:
•Net income: $80.0 million compared with $17.5 million
•Earnings per fully diluted share: $3.47 compared to $0.65
•Net interest margin: 3.13%, compared to 3.05%
•Return on average assets: 1.10% compared to 0.26%

Core Results:
•Net income: $88.8 million compared with $44.5 million
•Earnings per fully diluted share: $3.85 compared to $1.73
•Return on average assets: 1.23% compared to 0.66%
•Pre-provision income before taxes: $133.6 million compared to $52.7 million
•Efficiency ratio: 61.4% compared to 79.4%

Financial Position
                    Fourth quarter 2020 compared to third quarter 2020
•Loan portfolio originations: $734 million, a 20% increase
•Single family loans held for sale originations: $629 million, a 10% increase
•Commercial and consumer noninterest-bearing deposits increased 7%
•Period ending cost of deposits: 0.29%, compared to 0.36%
•Tangible book value per share: $31.42, a 4% increase

                                                        2020 activity
•Loan portfolio originations: $2.8 billion
•Single family loans held for sale originations: $2.1 billion
•Commercial and consumer noninterest-bearing deposits increased 55%
•Tangible book value per share increased 16%

“Increasing loan originations allowed us to offset the high levels of prepayments resulting from the low interest environment,” added Mr. Mason. “Our loan portfolio continues to perform well during the pandemic and as a result we did not record any provision for credit losses in the third or fourth quarter and we do not currently foresee a need to make additional provisions for credit losses at this time.”

Other Financial Items
                                                Fourth Quarter 2020
•$6.1 million restructuring charge related to corporate office lease and related fixed assets impairment
•$1.5 million charge related to prepayment of FHLB advances
•Self-insured medical benefits: $1.8 million in lower costs

Other
•Repurchased a total of 209,820 shares of our common stock at an average price of $28.93 per share during the fourth quarter and 2,205,655 shares at an average price of $26.31 per share during all of 2020, representing 9.2% of the outstanding shares at December 31, 2019
•Full time equivalent employees for the fourth quarter of 2020: 1,013

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, January 26, 2021 at 1:00 p.m. EST. Mark K. Mason, President and CEO, and John M. Michel, Executive Vice President and CFO, will discuss year end and fourth quarter 2020 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10151012 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EST.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10151012.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Year Ended
(in thousands, except per share data and FTE data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Select Income Statement Data:
Net interest income	$56,048	$55,684	$51,496	$45,434	$45,512	$208,662	$189,390
Provision for credit losses	—	—	6,469	14,000	(2,000)	20,469	(500)
Noninterest income	43,977	36,155	36,602	32,630	21,931	149,364	74,432
Noninterest expense	64,770	58,057	57,652	55,184	53,215	235,663	215,614
Income from continuing operations: (1)
Before income taxes	35,255	33,782	23,977	8,880	16,228	101,894	48,708
Total	27,598	26,349	18,904	7,139	13,105	79,990	40,720
Income per share - diluted	1.25	1.15	0.81	0.30	0.54	3.47	1.55
Core net income: (2)
Total	32,384	28,187	20,155	8,116	14,957	88,842	44,473
Income per share - diluted	1.47	1.23	0.86	0.34	0.61	3.85	1.73
Pre-provision income before income taxes:
Core (2)	41,367	36,139	32,033	24,095	16,520	133,634	52,697

Selected Performance Ratios:
Return on average equity - annualized	15.3%	14.6%	10.9%	4.1%	6.3%	11.3%	2.5%
Return on average tangible equity - annualized: (2)
Net income	16.2%	15.5%	11.6%	4.5%	6.8%	12.1%	2.9%
Continuing operations:
Total	16.2%	15.5%	11.6%	4.5%	8.1%	12.1%	6.4%
Core (2)	19.0%	16.6%	12.4%	5.1%	9.2%	13.4%	6.9%
Return on average assets - annualized:
Net income	1.47%	1.40%	1.05%	0.42%	0.64%	1.10%	0.26%
Continuing operations:
Total	1.47%	1.40%	1.05%	0.42%	0.76%	1.10%	0.60%
Core (2)	1.73%	1.50%	1.12%	0.48%	0.87%	1.23%	0.66%

Efficiency ratio (2)	56.1%	59.9%	62.6%	68.5%	74.8%	61.4%	79.4%
Net interest margin	3.26%	3.20%	3.12%	2.93%	2.88%	3.13%	3.05%

Other data:
Full-time equivalent employees ("FTE")	1,013	999	987	996	1,071

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of:
(in thousands, except share and per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Selected Balance Sheet Data:
Loans held for sale	$361,932	$421,737	$303,546	$140,527	$208,177
Loans held for investment, net	5,179,886	5,229,477	5,367,278	5,034,930	5,072,784
Allowance for credit losses ("ACL")	64,294	64,892	65,000	58,299	41,772
Investment securities	1,076,364	1,111,468	1,171,821	1,058,492	943,150
Total assets	7,237,091	7,409,641	7,351,118	6,806,718	6,812,435
Deposits	5,821,559	5,815,690	5,656,321	5,257,057	5,339,959
Borrowings	322,800	514,590	713,590	558,590	471,590
Long-term debt	125,838	125,791	125,744	125,697	125,650
Total shareholders' equity	717,750	696,306	694,649	677,314	679,723
Other Data:
Book value per share	$32.93	$31.66	$30.19	$28.97	$28.45
Tangible book value per share (2)	$31.42	$30.15	$28.73	$27.52	$27.02
Equity to assets	9.9%	9.4%	9.4%	10.0%	10.0%
Tangible common equity to tangible assets (2)	9.5%	9.0%	9.0%	9.5%	9.5%
Shares outstanding at end of period	21,796,904	21,994,204	23,007,400	23,376,793	23,890,855
Loans to deposit ratio	96.3%	98.3%	101.4%	99.6%	99.7%
Credit Quality:
ACL to total loans (3) (4)	1.33%	1.33%	1.30%	1.17%	0.82%
ACL to nonaccrual loans (4)	310.3%	307.2%	296.7%	449.3%	324.8%
Nonaccrual loans to total loans	0.40%	0.40%	0.40%	0.25%	0.25%
Nonperforming assets to total assets	0.31%	0.30%	0.31%	0.21%	0.21%
Nonperforming assets	$22,097	$22,084	$22,642	$14,318	$14,254
Regulatory Capital Ratios:(5)
Bank
Tier 1 leverage ratio	9.79%	9.40%	9.79%	10.06%	10.56%
Total risk-based capital	14.76%	13.95%	14.08%	13.95%	14.37%
Company
Tier 1 leverage ratio	9.65%	9.34%	9.73%	10.15%	10.16%
Total risk-based capital	14.00%	13.33%	13.48%	13.50%	13.40%

(1)Discontinued operations accounting was terminated effective January 1, 2020.
(2)For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.
(3)The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including Paycheck Protection Program ("PPP") loan balances as of December 31, 2020, September 30, 2020 and June 30, 2020.
(4)Prior to January 1, 2020 and the adoption of ASU 2016-13 CECL, the allowance for loan losses was used in this calculation in place of ACL.
(5)Regulatory capital ratios at December 31, 2020 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2020	December 31, 2019

ASSETS
Cash and cash equivalents	$58,049	$57,880
Investment securities	1,076,364	943,150
Loans held for sale	361,932	208,177
Loans held for investment, (net of allowance for credit losses of $64,294 and $41,772)	5,179,886	5,072,784
Mortgage servicing rights	85,740	97,603
Premises and equipment, net	65,102	76,973
Other real estate owned	1,375	1,393
Goodwill and other intangibles	32,880	34,252
Other assets	375,763	291,595
Assets of discontinued operations	—	28,628
Total assets	$7,237,091	$6,812,435
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$5,821,559	$5,339,959
Borrowings	322,800	471,590
Long-term debt	125,838	125,650
Accounts payable and other liabilities	249,144	192,910
Liabilities of discontinued operations	—	2,603
Total liabilities	6,519,341	6,132,712
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
21,796,904 and 23,890,855 shares issued and outstanding	278,505	300,729
Retained earnings	403,888	374,673
Accumulated other comprehensive income	35,357	4,321
Total shareholders' equity	717,750	679,723
Total liabilities and shareholders' equity	$7,237,091	$6,812,435

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2020	2019	2020	2019
Interest income:
Loans	$56,724	$61,330	$228,999	$256,043
Investment securities	5,733	5,204	21,786	20,531
Cash, Fed Funds and other	267	233	1,227	1,032
Total interest income	62,724	66,767	252,012	277,606
Interest expense:
Deposits	4,853	18,635	33,797	70,389
Borrowings	1,823	2,620	9,553	17,827
Total interest expense	6,676	21,255	43,350	88,216
Net interest income	56,048	45,512	208,662	189,390
Provision for credit losses	—	(2,000)	20,469	(500)
Net interest income after provision for credit losses	56,048	47,512	188,193	189,890
Noninterest income:
Net gain on loan origination and sale activities	36,866	13,386	122,564	44,122
Loan servicing income	2,570	2,666	9,491	9,785
Deposit fees	1,858	2,078	7,083	7,926
Other	2,683	3,801	10,226	12,599
Total noninterest income	43,977	21,931	149,364	74,432
Noninterest expense:
Compensation and benefits	35,397	30,420	136,826	124,354
Information services	7,674	7,602	30,004	31,603
Occupancy	12,241	7,951	35,323	27,119
General, administrative and other	9,458	7,242	33,510	32,538
Total noninterest expense	64,770	53,215	235,663	215,614
Income from continuing operations before income taxes	35,255	16,228	101,894	48,708
Income taxes from continuing operations	7,657	3,123	21,904	7,988
Income from continuing operations	27,598	13,105	79,990	40,720
Income (loss) from discontinued operations before income taxes	—	(3,357)	—	(28,285)
Income tax (benefit) for discontinued operations	—	(1,240)	—	(5,077)
Income (loss) from discontinued operations	—	(2,117)	—	(23,208)
Net income	$27,598	$10,988	$79,990	$17,512
Net income (loss) per share:
Basic:
Income from continuing operations	$1.27	$0.54	$3.50	$1.57
Income (loss) from discontinued operations	—	(0.09)	—	(0.91)
Total	$1.27	$0.45	$3.50	$0.66

Diluted:
Income from continuing operations	$1.25	$0.54	$3.47	$1.55
Income (loss) from discontinued operations	—	(0.09)	—	(0.90)
Total	$1.25	$0.45	$3.47	$0.65
Weighted average shares outstanding:
Basic	21,798,545	24,233,434	22,867,268	25,573,488
Diluted	22,103,902	24,469,891	23,076,822	25,770,783

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest income:
Loans	$56,724	$57,538	$55,728	$59,009	$61,330
Investment securities	5,733	5,667	5,999	4,387	5,204
Cash, Fed Funds and other	267	532	75	353	233
Total interest income	62,724	63,737	61,802	63,749	66,767
Interest expense:
Deposits	4,853	5,986	8,175	14,783	18,635
Borrowings	1,823	2,067	2,131	3,532	2,620
Total interest expense	6,676	8,053	10,306	18,315	21,255
Net interest income	56,048	55,684	51,496	45,434	45,512
Provision for credit losses	—	—	6,469	14,000	(2,000)
Net interest income after provision for credit losses	56,048	55,684	45,027	31,434	47,512
Noninterest income:
Net gain on loan origination and sale activities	36,866	33,130	30,027	22,541	13,386
Loan servicing income (loss)	2,570	(1,582)	2,402	6,101	2,666
Deposit fees	1,858	1,769	1,566	1,890	2,078
Other	2,683	2,838	2,607	2,098	3,801
Total noninterest income	43,977	36,155	36,602	32,630	21,931
Noninterest expense:
Compensation and benefits	35,397	34,570	34,427	32,432	30,420
Information services	7,674	7,401	7,405	7,524	7,602
Occupancy	12,241	8,354	7,959	6,769	7,951
General, administrative and other	9,458	7,732	7,861	8,459	7,242
Total noninterest expense	64,770	58,057	57,652	55,184	53,215
Income from continuing operations before income taxes	35,255	33,782	23,977	8,880	16,228
Income taxes for continuing operations	7,657	7,433	5,073	1,741	3,123
Income from continuing operations	27,598	26,349	18,904	7,139	13,105
Income (loss) from discontinued operations before income taxes	—	—	—	—	(3,357)
Income taxes for discontinued operations	—	—	—	—	(1,240)
Income (loss) from discontinued operations	—	—	—	—	(2,117)
Net income	$27,598	$26,349	$18,904	$7,139	$10,988
Net income (loss) per share:
Basic:
Income from continuing operations	$1.27	$1.16	$0.81	$0.30	$0.54
Income (loss) from discontinued operations	—	—	—	—	(0.09)
Total	$1.27	$1.16	$0.81	$0.30	$0.44
Diluted:
Income from continuing operations	$1.25	$1.15	$0.81	$0.30	$0.54
Income (loss) from discontinued operations	—	—	—	—	(0.09)
Total	$1.25	$1.15	$0.81	$0.30	$0.45
Weighted average shares outstanding:
Basic	21,798,545	22,665,069	23,330,494	23,688,930	24,233,434
Diluted	22,103,902	22,877,226	23,479,845	23,860,280	24,469,891

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands)	Quarter Ended		Year Ended
Average Balances:	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Investment securities	$1,098,367	$878,901	$1,086,415	$840,493
Loans	5,705,512	5,312,645	5,544,847	5,366,839
Total interest earning assets	6,877,872	6,269,255	6,694,704	6,282,768
Deposits: Interest-bearing	4,491,440	4,674,732	4,343,439	4,509,497
Deposits: Non-interest-bearing	1,421,182	988,745	1,276,780	891,529
Borrowings	471,175	187,531	604,178	461,244
Long-term debt	125,807	125,619	125,737	125,550
Total interest-bearing liabilities	5,088,422	4,987,882	5,073,353	5,096,291

Average Yield/Rate:
Investment securities	2.35%	2.51%	2.26%	2.62%
Loans	3.93%	4.55%	4.10%	4.78%
Total interest earning assets	3.65%	4.23%	3.78%	4.45%
Deposits: Interest-bearing	0.43%	1.58%	0.78%	1.56%
Total deposits	0.33%	1.30%	0.60%	1.30%
Borrowings	0.35%	2.17%	0.58%	2.39%
Long-term debt	4.35%	5.23%	4.58%	5.41%
Total interest-bearing liabilities	0.52%	1.69%	0.85%	1.73%
Net interest rate spread	3.13%	2.53%	2.93%	2.72%
Net interest margin	3.26%	2.88%	3.13%	3.05%

(in thousands)	Quarter Ended
Average Balances:	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Investment securities	$1,098,367	$1,149,196	$1,117,449	$979,825	$878,901
Loans	5,705,512	5,745,653	5,505,913	5,218,337	5,312,645
Total interest earning assets	6,877,872	6,972,626	6,670,106	6,253,147	6,269,255
Deposits: Interest-bearing	4,491,440	4,326,808	4,220,307	4,333,756	4,674,732
Deposits: Noninterest-bearing	1,421,182	1,398,640	1,274,891	1,009,482	988,745
Borrowings	471,175	735,493	726,330	483,733	187,531
Long-term debt	125,807	125,760	125,713	125,666	125,619
Total interest-bearing liabilities	5,088,422	5,188,061	5,072,350	4,943,155	4,987,882

Average Yield/Rate:
Investment securities	2.35%	2.23%	2.40%	2.03%	2.51%
Loans	3.93%	3.96%	4.03%	4.51%	4.55%
Total interest earning assets	3.65%	3.66%	3.74%	4.10%	4.23%
Deposits: Interest-bearing	0.43%	0.55%	0.78%	1.38%	1.58%
Total deposits	0.33%	0.42%	0.60%	1.14%	1.30%
Borrowings	0.35%	0.35%	0.36%	1.51%	2.17%
Long-term debt	4.35%	4.38%	4.55%	5.04%	5.23%
Total interest-bearing liabilities	0.52%	0.62%	0.81%	1.48%	1.69%
Net interest rate spread	3.13%	3.04%	2.93%	2.62%	2.53%
Net interest margin	3.26%	3.20%	3.12%	2.93%	2.88%

Results of Operations

Non-core Amounts

During the fourth quarter of 2020, non-core items included $6.1 million of impairments related to restructuring of our corporate facilities. During the third quarter of 2020, non-core items included $2.4 million of impairments related to ongoing restructuring of our facilities and staffing. For 2020, we recognized a total of $11.8 million of restructuring charges compared to $4.5 million of similar charges in 2019.

Fourth Quarter of 2020 Compared to the Third Quarter of 2020

Our net income and income before taxes were $27.6 million and $35.3 million, respectively, in the fourth quarter of 2020, as compared to $26.3 million and $33.8 million, respectively, during the third quarter of 2020. The $1.5 million increase in income before taxes was due to higher net interest income and higher noninterest income, partially offset by higher noninterest expenses.

Our effective tax rate during the fourth quarter of 2020 was 21.7% as compared to 22.0% in the third quarter of 2020 and a statutory rate of 23.5%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments.

Net interest income was higher in the fourth quarter of 2020 due to an increase in our net interest margin which was partially offset by a lower level of interest earning assets. Our net interest margin increased to 3.26% primarily due to a nine basis point increase in our net interest rate spread. The increase in our net interest rate spread was due to a ten basis point reduction in our costs of interest-bearing liabilities resulting from the ongoing repricing of our deposit products to lower market rates and the maturity of higher rate time deposits. The lower balances of interest earning assets was due primarily to continuing high prepayments on loans and investments in our portfolios.

As a result of the favorable performance of our loan portfolio and a stable low level of nonperforming assets, we recorded no provision for credit losses in the third or fourth quarter of 2020.

The increase in noninterest income for the fourth quarter of 2020 as compared to the third quarter of 2020, was due to a $4.2 million increase in loan servicing income and by a $3.7 million increase in gain on loan origination and sales. The increase in loan servicing income was due primarily to unfavorable risk management results in the third quarter of 2020 on mortgage servicing rights resulting from a market expectation of an extended period of higher prepayments. The increase in gain on loan origination and sales were due to a higher volume of Fannie Mae DUS and multifamily loan sales.

The $6.7 million increase in noninterest expense in the fourth quarter of 2020 as compared to the third quarter of 2020 was due to an increase in occupancy costs and a $1.5 million charge related to the prepayment of FHLB advances. The increase in occupancy costs relates to the $6.1 million impairment related to restructuring of our corporate facilities recognized in the fourth quarter as compared to a $2.4 million restructuring charge recognized in the third quarter. For compensation and benefits, increases in bonus and commission expenses in the fourth quarter were offset by a $1.8 million reduction in the costs of our self-insured medical benefits.

Quarter Ended December 31, 2020 Compared to the Quarter Ended December 31, 2019

Our net income and income before taxes for continuing operations were $27.6 million and $35.3 million, respectively, in the fourth quarter of 2020, as compared to $13.1 million and $16.2 million, respectively, in the fourth quarter of 2019. The $19.0 million increase in income before taxes was due to higher net interest income and higher noninterest income, partially offset by a recovery of the provision for credit losses in 2019 and higher noninterest expenses.
Our effective tax rate during the fourth quarter of 2020 was 21.7% as compared to 19.2% in the fourth quarter of 2019 and a statutory rate of 23.5%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. For the fourth quarter of 2019, the benefits of tax advantaged investments were a higher proportion of total earnings, resulting in a lower effective tax rate.

Net interest income was higher in the fourth quarter of 2020 as compared to 2019 due to a $609 million increase in interest earning assets and an increase in our net interest margin from 2.88% in the fourth quarter of 2019 to 3.26% in the fourth quarter of 2020. The increase in interest earning assets was primarily due to higher levels of loan originations and purchases of investments in 2020. The increase in our net interest margin was due to a 60 basis point increase in our net interest rate spread as decreases in the rates paid on interest bearing liabilities were greater than the decreases in yields on our interest earning assets. The 58 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities in 2020 at current market rates which were below our portfolio rates, the ongoing repricing down of variable rate loans in 2020 and the prepayment and paydown of higher yielding loans and investments in our portfolios in 2020. Our cost of interest-bearing liabilities decreased from 1.69% in the fourth quarter of 2019 to 0.52% in the fourth quarter of 2020 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates during 2020.

As a result of the favorable performance of our loan portfolio and a stable low level of nonperforming assets, we recorded no provision for credit losses in the fourth quarter of 2020, as compared to a recovery of $2.0 million in the fourth quarter of 2019 which was primarily due to a reduction in loan balances and higher net recoveries.

The increase in noninterest income for the fourth quarter of 2020 as compared to the fourth quarter of 2019, was due to an increase in gain on loan origination and sale activities. This increase was due to higher volumes of single family mortgage rate locks and an increase in related profit margins and an increase in the volumes and profit margins on the sale of CRE loans.

T
2020 Compared to 2019

Our income from continuing operations and income from continuing operations before income taxes were $80.0 million and $101.9 million, respectively, in 2020, as compared to $40.7 million and $48.7 million, respectively, in 2019. The $53.2 million increase in income from continuing operations before income taxes was due to higher net interest income and noninterest income, which was partially offset by a higher provision for credit losses and higher noninterest expenses.

Our effective tax rate during 2020 was 21.5% as compared to 16.4% in 2019 for continuing operations and a statutory rate of 23.5%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. In 2019, the benefits of tax advantaged investments were a higher proportion of total earnings, resulting in a lower effective tax rate.

Net interest income was higher in 2020 as compared to 2019 due to a $412 million increase in interest earning assets and an increase in our net interest margin from 3.05% in 2019 to 3.13% in 2020. The increase in interest earning assets was primarily due to higher levels of loan originations and purchases of investments in 2020. The increase in our net interest margin was due to a 21 basis point increase in our net interest rate spread which was partially offset by the reduced benefit of noninterest bearing deposits in a lower interest rate environment. Our net interest rate spread increased because decreases in the rates paid on interest bearing liabilities were greater than the decrease in yields on interest earning assets. The 67 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities at current market rates which were below our portfolio rates, the ongoing repricing down of variable rate loans and the prepayment and paydown of higher yielding loans and investments in our portfolios. Our cost of interest-bearing liabilities decreased 88 basis points from 1.73% in 2019 to 0.85% in 2020 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates.

The provision for credit losses was $20.5 million for 2020 as compared to a recovery of $0.5 million in 2019. Due to adverse economic conditions related to the COVID-19 pandemic, we recorded additional provisions for credit losses in 2020 as an estimate of the potential adverse impact of those conditions on our loan portfolio. The estimate included an evaluation of the credit risk related to the commercial business loans and commercial real estate loans granted COVID-19 modifications during 2020 which we believe will experience a higher probability of default and increased credit losses.

The increase in noninterest income for 2020 as compared to 2019, was due to an increase in gain on loan origination and sale activities. This increase was due to higher volumes of single family mortgage rate locks and an increase in related profit margins, an increase in the volumes and profit margins on the sale of CRE loans and the classification of $18 million of gain on loan sales associated with the legacy mortgage business as discontinued operations in the first quarter of 2019.

The $20.0 million increase in noninterest expense in 2020 as compared to 2019 was due to increases in compensation and benefits, occupancy costs and general and administrative costs which were partially offset by lower information services costs. The increase in compensation and benefits costs was due to increased commissions and bonuses paid on higher loan originations levels, including loans made under PPP and the classification of $7 million of compensation and benefits costs associated with the legacy mortgage business as discontinued operations in the first quarter of 2019 which were partially offset by reduced levels of staffing and lower costs of our self-insured medical benefits. Occupancy expenses in 2020 included $10.2 million of impairments related to ongoing restructuring of our facilities and staffing. Information services costs decreased as a result of our cost savings initiatives implemented in 2019 and 2020. The increase in general and administrative costs was due primarily to a $1.5 million charge related to the prepayment of FHLB advances in 2020.

Financial Position

During 2020, total assets increased by $425 million primarily due to increases in our investment securities and loan portfolios. Loans held for sale increased due to high levels of activity in both our single family and multifamily loans originated for sale. Loans held for investment increased due to $2.8 billion of originations, including the origination of $298 million of loans under PPP, which was partially offset by sales of $569 million and prepayments and scheduled payments of $2.1 billion. Total liabilities increased by $387 million primarily due to a $482 million increase in deposits which was partially offset by a $149 million decrease in borrowings. The increase in deposits was due to a $544 million increase in business and consumer accounts, due in part to the funding of PPP loans to customer accounts and the addition of new customers through PPP, which was partially offset by a $62 million decrease in wholesale deposits. The decreases in wholesale deposits and borrowings reflect the reduced need of wholesale funding resulting from the increase in deposits.

Credit Quality
As of December 31, 2020, our ratio of nonperforming assets to total assets remained low at 0.31% while our ratio of total loans delinquent over 30 days to total loans was 0.68%. As a result of the COVID-19 pandemic, the Company has approved forbearances for some of its borrowers. The status of these forbearances as of December 31, 2020 is as follows:

	Forbearances Approved (2)
	Initiated in the Fourth Quarter 2020		Second Request		Total		Outstanding
(in thousands)	Number of loans	Amount	Number of loans	Amount	Number of loans	Amount	Number of loans	Amount
Loan type:
Commercial and CRE:
Commercial business	8	$798	19	$29,532	125	$77,998	15	$22,535
CRE owner occupied	1	412	5	38,333	30	73,773	2	544
CRE nonowner occupied	—	—	2	2,231	14	58,497	5	12,202
Multifamily	1	5,734	—	—	1	5,734	1	5,734
Total	10	$6,944	26	$70,096	170	$216,002	23	$41,015

Single family and consumer (1)
Single family							150	$70,027
HELOCs and consumer							53	6,116
Total							203	$76,143

(1) Does not include any single family loans that are guaranteed by Ginnie Mae.
(2) Does not include construction loans that were modified as a result of COVID-19 related construction delays to extend the construction or lease-up periods. Each of these loans continued to make monthly payments under the existing or modified payment terms. At December 31, 2020, five of these loans with $18 million in balances were still operating under the modifications granted.

The forbearances approved for commercial and industrial loans and CRE nonowner occupied loans were generally for a period of three months while the forbearances for single family, HELOCs and consumer loans were generally for a period of three to six months. During the third and fourth quarter of 2020, second forbearances were approved to $70 million of loans. These second forbearances were to borrowers whose businesses continued to be impacted by the effects of the COVID-19 pandemic.

As of December 31, 2020, excluding the loans with forbearances still in place, 98% of the commercial and CRE loans approved for a forbearance have completed their forbearance period and have resumed payments. Based on information obtained through discussions with these borrowers, we believe almost all of them are able to conduct their businesses as a going concern, and they have advised us that they do not currently foresee the need for an additional forbearance.

The forbearance periods for the majority of single family and consumer loans granted forbearance that were not complete as of December 31, 2020 are scheduled to be completed in the first quarter of 2021. In light of the recently passed Coronavirus Response and Relief Supplemental Appropriations Act, we anticipate that some single family loans may request an additional forbearance in 2021.

Loans Held for Investment

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Commercial real estate loans
Non-owner occupied commercial real estate	$829,538	$847,079	$867,967	$872,173	$895,546
Multifamily	1,428,092	1,327,156	1,306,079	1,167,242	999,140
Construction/land development	553,695	590,707	630,066	626,969	701,762
Total commercial real estate loans	2,811,325	2,764,942	2,804,112	2,666,384	2,596,448
Commercial and industrial loans
Owner occupied commercial real estate	467,256	462,613	462,903	473,338	477,316
Commercial business	645,723	683,917	697,340	438,996	414,710
Total commercial and industrial loans	1,112,979	1,146,530	1,160,243	912,334	892,026
Consumer loans
Single family (1)	915,123	936,774	983,166	988,967	1,072,706
Home equity and other	404,753	446,123	484,757	525,544	553,376
Total consumer loans	1,319,876	1,382,897	1,467,923	1,514,511	1,626,082
Total (2)	5,244,180	5,294,369	5,432,278	5,093,229	5,114,556
Allowance for credit losses	(64,294)	(64,892)	(65,000)	(58,299)	(41,772)
Net	$5,179,886	$5,229,477	$5,367,278	$5,034,930	$5,072,784

(1)Includes $7.1 million, $7.6 million, $5.8 million, $4.9 million and $3.5 million of single family loans that are carried at fair value at December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.
(2)Deferred loans fees and costs of $24.5 million are included within the carrying amounts of the respective loan balances as of December 31, 2019 in order to conform to the current period presentation.

Loan Roll-forward

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Loans - beginning balance	$5,294,369	$5,432,278	$5,093,229	$5,114,556	$5,182,545
Originations and advances	734,029	612,091	833,111	667,039	833,265
Sales	(223,755)	(102,879)	—	(242,580)	(238,672)
Payoffs, paydowns and other	(559,996)	(646,646)	(494,009)	(445,562)	(662,242)
Charge-offs and transfers to OREO	(467)	(475)	(53)	(224)	(340)
Loans - ending balance (1)	$5,244,180	$5,294,369	$5,432,278	$5,093,229	$5,114,556

(1) Deferred loans fees and costs of $24.5 million are included within the carrying amounts of the respective loan balances as of December 31, 2019 in order to conform to the current period presentation.

Loan Originations and Advances

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Commercial real estate loans
Non-owner occupied commercial real estate	$18,233	$23,183	$4,279	$37,280	$125,715
Multifamily	353,802	272,460	191,345	279,948	342,238
Construction/land development	171,822	153,222	137,747	158,800	181,121
Total commercial real estate loans	543,857	448,865	333,371	476,028	649,074
Commercial and industrial loans
Owner occupied commercial real estate	20,968	15,192	5,762	16,767	38,706
Commercial business	41,357	34,956	339,532	69,058	45,759
Total commercial and industrial loans	62,325	50,148	345,294	85,825	84,465
Consumer loans
Single family	103,016	83,805	122,729	61,934	55,782
Home equity and other	24,831	29,273	31,717	43,252	43,944
Total consumer loans	127,847	113,078	154,446	105,186	99,726
Total	$734,029	$612,091	$833,111	$667,039	$833,265

Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Allowance for credit losses
Beginning balance	$64,892	$65,000	$58,299	$41,772	$43,437
Provision for credit losses	210	273	6,705	14,655	(1,868)
Recoveries (charge-offs), net	(808)	(381)	(4)	29	203
Impact of ASC 326 adoption	—	—	—	1,843	—
Ending balance	$64,294	$64,892	$65,000	$58,299	$41,772

Allowance for unfunded commitments:
Beginning balance	$1,798	$2,071	$2,307	$1,065	$1,197
Provision for credit losses	(210)	(273)	(236)	(655)	(132)
Impact of ASC 326 adoption	—	—	—	1,897	—
Ending balance	$1,588	$1,798	$2,071	$2,307	$1,065

Provision for credit losses:
Allowance for credit losses - loans	$210	$273	$6,705	$14,655	$(1,868)
Allowance for unfunded commitments	(210)	(273)	(236)	(655)	(132)
Total	$—	$—	$6,469	$14,000	$(2,000)

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (2)	Nonaccrual	Total past due and nonaccrual (3)	Current	Total loans

December 31, 2020
Total loans held for investment	$2,389	$965	$11,476	$20,722	$35,552	$5,208,628	$5,244,180	(1)
%	0.05%	0.02%	0.22%	0.40%	0.68%	99.32%	100.00%

September 30, 2020
Total loans held for investment	2,126	1,090	15,688	21,126	$40,030	$5,254,339	5,294,369	(1)
%	0.04%	0.02%	0.30%	0.40%	0.76%	99.24%	100.00%

(1)Includes $7.1 million and $7.6 million of loans at December 31, 2020 and September 30, 2020, respectively, where a fair value option election was made at the time of origination and, therefore, are carried at fair value with changes recognized in our consolidated income statements.
(2)FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(3)Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $14.7 million and $17.7 million at December 31, 2020 and September 30, 2020, respectively.

Allocation of Allowance for Credit Losses by Product Type

(in thousands)	December 31, 2020		September 30, 2020		January 1, 2020 (2)
Allowance for credit losses	Reserve Balance	Reserve Rate (1)	Reserve Balance	Reserve Rate (1)	Reserve Balance	Reserve Rate (1)
Non-owner occupied commercial real estate	$8,845	1.07%	$8,923	1.05%	$3,853	0.43%
Multifamily	6,072	0.43%	4,871	0.37%	4,038	0.40%
Construction/land development
Multifamily construction	4,903	4.25%	5,920	4.13%	3,541	1.88%
Commercial real estate construction	1,670	6.12%	1,709	3.79%	509	0.92%
Single family construction	5,130	1.98%	5,507	2.31%	8,080	2.84%
Single family construction to permanent	1,315	0.87%	1,206	0.74%	1,203	0.70%
Total commercial real estate loans	27,935	0.99%	28,136	1.02%	21,224	0.82%
Owner occupied commercial real estate	4,994	1.08%	5,688	1.24%	1,180	0.25%
Commercial business	17,043	4.72%	18,344	4.87%	3,425	0.83%
Total commercial and industrial loans	22,037	2.67%	24,032	2.87%	4,605	0.52%
Single family	6,906	0.85%	6,720	0.80%	6,918	0.70%
Home equity and other	7,416	1.83%	6,004	1.35%	10,868	1.96%
Total consumer loans	14,322	1.18%	12,724	0.99%	17,786	1.16%
Total	$64,294	1.33%	$64,892	1.33%	$43,615	0.87%

(1) The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including PPP loans.
(2) On January 1, 2020 we adopted ASC 326 ("CECL"). As a result, the ACL as of January 1, 2020 is presented instead of December 31, 2019 so that amounts are comparable.

Production Volumes for Sale to the Secondary Market

	Quarter Ended					Year Ended
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Loan originations
Single family loans	$628,762	$573,065	$537,386	$339,881	$442,445	$2,079,094	$3,599,527	(2)
Commercial and industrial and CRE loans	162,898	116,496	65,338	69,818	61,303	414,550	197,090
Loans sold
Single family loans	592,661	686,280	397,150	309,853	572,430	1,985,944	3,925,302	(2)
Commercial and industrial and CRE loans (1)	406,717	170,980	48,622	282,457	257,647	908,776	843,864
Net gain on loan origination and sale activities
Single family loans	27,044	27,632	28,288	17,831	8,074	100,795	86,686	(2)
Commercial and industrial and CRE loans (1)	9,822	5,498	1,739	4,710	5,312	21,769	17,492
Amounts attributed to discontinued operations	—	—	—	—	—	—	(60,056)
Total	$36,866	$33,130	$30,027	$22,541	$13,386	$122,564	$44,122

(1) May include loans originated as held for investment.
(2) Includes both continuing and discontinued operations.

Loan Servicing Income

	Quarter Ended					Year Ended
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Single family servicing income, net:
Servicing fees and other	$4,120	$4,124	$4,254	$4,979	$4,369	17,477	28,442
Changes - amortization (1)	(5,508)	(4,401)	(4,351)	(3,494)	(3,776)	(17,754)	(20,670)
Net	(1,388)	(277)	(97)	1,485	593	(277)	7,772
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)(3)	2,015	(2,960)	(2,166)	(16,844)	5,969	(19,955)	(16,224)
Net gain (loss) from derivatives hedging	(1,328)	(91)	2,318	19,921	(5,482)	20,820	14,435
Subtotal	687	(3,051)	152	3,077	487	865	(1,789)
Single family servicing income (loss)	(701)	(3,328)	55	4,562	1,080	588	5,983
Commercial loan servicing income:
Servicing fees and other	4,844	3,096	3,606	3,014	3,068	$14,560	$11,119
Amortization of capitalized MSRs	(1,573)	(1,350)	(1,259)	(1,475)	(1,412)	(5,657)	(5,214)
Total	3,271	1,746	2,347	1,539	1,656	8,903	5,905
Amounts attributed to discontinued operations	—	—	—	—	(70)		(2,103)
Total loan servicing income (loss)	$2,570	$(1,582)	$2,402	$6,101	$2,666	$9,491	$9,785

(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.
(3)Includes pre-tax income of $22 thousand net of transaction costs and prepayment reserves, for the fourth quarter of 2019 and a pre-tax loss of $919 thousand, net of transaction costs and prepayment reserves, for the year ended December 31, 2019 from sales of single family MSRs.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Single Family MSRs
Beginning balance	$47,018	$47,804	$49,933	$68,109	$61,823
Additions and amortization:
Originations	6,482	6,569	4,211	2,162	4,895
Changes - amortization (1)	(5,508)	(4,401)	(4,351)	(3,494)	(3,776)
Net additions and amortization	974	2,168	(140)	(1,332)	1,119
Change in fair value due to assumptions (2)	1,974	(2,954)	(1,989)	(16,844)	5,167
Ending balance	$49,966	$47,018	$47,804	$49,933	$68,109
Ratio to related loans serviced for others	0.85%	0.76%	0.76%	0.74%	0.98%

CRE MSRs
Beginning balance	$31,806	$30,583	$30,120	$29,494	28,801
Originations	5,458	2,524	1,648	1,957	1,902
Amortization	(1,490)	(1,301)	(1,185)	(1,331)	(1,209)
Ending balance	$35,774	$31,806	$30,583	$30,120	$29,494
Ratio to related loans serviced for others	1.99%	1.93%	1.89%	1.88%	1.90%

(1)     Represents changes due to collection/realization of expected cash flows and curtailments.
(2)    Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$1,092,735	$1,022,786	$1,049,356	$768,776	$704,743
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	484,265	545,890	484,869	420,606	373,832
Statement savings accounts due on demand	264,024	258,727	246,817	222,821	219,182
Money market accounts due on demand	2,596,453	2,512,440	2,471,388	2,299,442	2,224,494
Total interest-bearing transaction and savings deposits	3,344,742	3,317,057	3,203,074	2,942,869	2,817,508
Total transaction and savings deposits	4,437,477	4,339,843	4,252,430	3,711,645	3,522,251
Certificates of deposit	1,139,807	1,174,839	1,136,483	1,297,924	1,614,533
Noninterest-bearing accounts - other	244,275	301,008	267,408	247,488	203,175
Total deposits	$5,821,559	$5,815,690	$5,656,321	$5,257,057	$5,339,959

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	18.8%	17.6%	18.6%	14.6%	13.2%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	8.3%	9.4%	8.6%	8.0%	7.0%
Statement savings accounts, due on demand	4.5%	4.4%	4.3%	4.2%	4.1%
Money market accounts, due on demand	44.6%	43.2%	43.7%	43.7%	41.7%
Total interest-bearing transaction and savings deposits	57.4%	57.0%	56.6%	55.9%	52.8%
Total transaction and savings deposits	76.2%	74.6%	75.2%	70.5%	66.0%
Certificates of deposit	19.6%	20.2%	20.1%	24.7%	30.2%
Noninterest-bearing accounts - other	4.2%	5.2%	4.7%	4.8%	3.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain nonrecurring charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; (iii) core pre-provision income before taxes which excludes the provision for credit losses as we believe this provides a better understanding of our current and future results after excluding the substantial provision for credit losses required under CECL and the current COVID-19 economic conditions; and (iv) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended					Year Ended
(in thousands, except share and per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Tangible book value per share
Shareholders' equity	$717,750	$696,306	$694,649	$677,314	$679,723	$717,750	$679,723
Less: Goodwill and other intangibles	(32,880)	(33,222)	(33,563)	(33,908)	(34,252)	(32,880)	(34,252)
Tangible shareholders' equity	$684,870	$663,084	$661,086	$643,406	$645,471	$684,870	$645,471

Common shares outstanding	21,796,904	21,994,204	23,007,400	23,376,793	23,890,855	21,796,904	23,890,855

Computed amount	$31.42	$30.15	$28.73	$27.52	$27.02	$31.42	$27.02

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$684,870	$663,084	$661,086	$643,406	$645,471	$684,870	$645,471
Tangible assets
Total assets	$7,237,091	$7,409,641	$7,351,118	$6,806,718	$6,812,435	$7,237,091	$6,812,435
Less: Goodwill and other intangibles (per above)	(32,880)	(33,222)	(33,563)	(33,908)	(34,252)	(32,880)	(34,252)
Net	$7,204,211	$7,376,419	$7,317,555	$6,772,810	$6,778,183	$7,204,211	$6,778,183

Ratio	9.5%	9.0%	9.0%	9.5%	9.5%	9.5%	9.5%

Core earnings
Net income from continuing operations	$27,598	$26,349	$18,904	$7,139	$13,105	$79,990	$40,720
Adjustments (tax effected)
Restructuring related charges	4,786	1,838	1,697	977	1,852	9,298	3,753
Contingent payout	—	—	(446)	—	—	(446)	—
Total	$32,384	$28,187	$20,155	$8,116	$14,957	$88,842	$44,473

Return on average tangible equity (annualized)
Average tangible shareholders' equity (per below)	$684,563	$683,452	$664,736	$657,167	$665,992	$672,547	$660,658

Net income	27,598	26,349	18,904	7,139	10,988	79,990	17,512
Adjustments (tax effected)
Amortization on core deposit intangibles	267	266	272	277	332	1,082	1,367
Tangible income applicable to shareholders	$27,865	$26,615	$19,176	$7,416	$11,320	$81,072	$18,879

Ratio	16.2%	15.5%	11.6%	4.5%	6.8%	12.1%	2.9%

	As of or for the Quarter Ended					Year Ended
(in thousands, except share and per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Return on average tangible equity (annualized) - Core
Average shareholders' equity	$717,666	$716,899	$698,521	$691,292	$701,042	$706,160	$694,903
Less: Average goodwill and other intangibles	(33,103)	(33,447)	(33,785)	(34,125)	(35,050)	(33,613)	(34,245)
Average tangible equity	$684,563	$683,452	$664,736	$657,167	$665,992	$672,547	$660,658

Core earnings (per above)	$32,384	$28,187	$20,155	$8,116	$14,957	$88,842	$44,473
Adjustments (tax effected)
Amortization on core deposit intangibles	267	266	272	277	332	1,082	1,367
Tangible core income applicable to shareholders	$32,651	$28,453	$20,427	$8,393	$15,289	$89,924	$45,840

Ratio	19.0%	16.6%	12.4%	5.1%	9.2%	13.4%	6.9%

Return on average assets (annualized) - Core
Average assets	$7,463,702	$7,499,809	$7,207,996	$6,825,993	$6,863,978	$7,250,634	$6,785,371
Core earnings (per above)	32,384	28,187	20,155	8,116	14,957	88,842	44,473

Ratio	1.73%	1.50%	1.12%	0.48%	0.87%	1.23%	0.66%

Efficiency ratio
Noninterest expense
Total	$64,770	$58,057	$57,652	$55,184	$53,215	$235,663	$215,614
Adjustments:
Restructuring related charges	(6,112)	(2,357)	(2,153)	(1,215)	(2,292)	(11,837)	(4,489)
Prepayment fee on FHLB advances	(1,492)	—	—	—	—	(1,492)	—
State of Washington taxes	(1,056)	(677)	(675)	(512)	(507)	(2,920)	(1,782)
Adjusted total	$56,110	$55,023	$54,824	$53,457	$50,416	$219,414	$209,343

Total revenues
Net interest income	$56,048	$55,684	$51,496	$45,434	$45,512	208,662	189,390
Noninterest income	43,977	36,155	36,602	32,630	21,931	149,364	74,432
Adjustments:
Contingent payout	—	—	(566)	—	—	(566)	—
Adjusted total	$100,025	$91,839	$87,532	$78,064	$67,443	$357,460	$263,822

Ratio	56.1%	59.9%	62.6%	68.5%	74.8%	61.4%	79.4%

	As of or for the Quarter Ended					Year Ended
( in thousands, except share and per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Core diluted earnings per share
Core earnings (per above)	$32,384	$28,187	$20,155	$8,116	$14,957	$88,842	$44,473
Fully diluted shares	22,103,902	22,877,226	23,479,845	23,860,280	24,469,891	23,076,822	25,770,783

Ratio	$1.47	$1.23	$0.86	$0.34	$0.61	$3.85	$1.73

Pre-provision income before income taxes - Core
Total revenues - Core (per above)	$100,025	$91,839	$87,532	$78,064	$67,443	$357,460	$263,822
Noninterest expense	(64,770)	(58,057)	(57,652)	(55,184)	(53,215)	(235,663)	(215,614)
Restructuring related charges	6,112	2,357	2,153	1,215	2,292	11,837	4,489
Total	$41,367	$36,139	$32,033	$24,095	$16,520	$133,634	$52,697

Effective tax rate used in computations above	21.7%	22.0%	21.2%	19.6%	19.2%	21.5%	16.4%

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc., HomeStreet Bank (and any consolidated subsidiaries of HomeStreet, Inc. and HomeStreet Bank) and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the impacts of COVID-19 on our business and operating strategies and plans and on the economies and communities we serve, our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, the nature and magnitude of additional expected charges related the exit of our home loan center-based mortgage operations and restructuring activities. When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will continue to impact our business, operations and performance, and which could have a negative impact on our credit portfolio, borrowers, and share price; recent restructuring activities;, the ongoing need to anticipate and address similar issues affecting our business; and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include our inability to implement all or a significant portion of the cost reduction measures we have identified; the risk of adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board, the FDIC, Washington State Department of Financial Institutions and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions, fines or penalties that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices, unemployment rates, the job market; the impact of the ongoing COVID-19 pandemic and other similar events or natural disasters and the success of mitigation measure, including vaccine programs; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our subsequent quarterly reports on Form 10-Q and Forms 8-K filed with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2019 has been derived from our audited financial statements for the year then ended as included in our 2019 Form 10-K. All financial data for the year end December 31, 2019 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 and the notes to such consolidated financial statements of HomeStreet, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2019, as contained in the Company's Annual Report on Form 10-K for such fiscal year.